UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 30, 2009

MediaNet Group Technologies, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 W. Copans Road, Suite 710, Margate, Florida 33063

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (954) 974-5818

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 30, 2009, the Company announced a change to its business model so that it may focus on higher margin, and thus, more profitable areas as it relates to its gift card business. The Company has changed the gift card segment of its business as to how it will sell gift cards to consumers through its rewards mall programs.

The Company is reducing the number of merchant gift cards that it purchases for resale and is now offering gift cards through more merchants’ websites and they will handle both the transaction and fulfillment. The Company will be expanding the number of gift cards members can purchase through the rewards mall portal directly from the merchants websites.

The Company shall continue to sell higher margin gift cards as it has in the past. Certain low margin gift cards will no longer be offered for sale from the Company, but will be available as redemption items for points earned through their malls.

This will have a material impact on its gross revenue from gift card sales. Due to the shift of its business model, the Company will reduce the amount of inventory of gift cards and will reduce administrative costs and overhead associated with larger inventories. The Company anticipates a non-material effect as it pertains to net income from the direct sales of gift cards.

After May 1, 2009, gross revenue from gift cards will be reduced substantially, for the subsequent reporting periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MediaNet Group Technologies, Inc.

Dated: May 1, 2009

By:	/s/ Martin A. Berns

Martin A. Berns

President